Exhibit 23.2
TBPELS REGISTERED ENGINEERING FIRM F-1580
633 17TH STREET SUITE 1700         DENVER, COLORADO 80202          TELEPHONE (303) 339-8110

Consent of Independent Petroleum Engineers

We hereby consent to the incorporation by reference in this Current Report on Form 8-K/A, dated July 14, 2022 of PDC Energy, Inc. (the “Company”) and in the Company’s Registration Statements on Form S-3 (No. 333-256308 and No. 333-215422) and Form S-8 (No. 333-239433, No. 333-189685, No. 333-167945, No. 333-118215, No. 333-225596 and No. 333-235908), of all references to our firm and information from our reserves reports as of December 31, 2021, dated January 14, 2022, relating to the oil and gas reserves of Great Western Petroleum, LLC.

/s/ Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, L.P.
TBPELS Firm Registration No. F-1580

Denver, CO
July 14, 2022